Exhibit 10

First Amended and Restated Mining Agreement

This First Amended and Restated Mining Agreement ("Agreement") is effective as of the 1st day of November, 2013, by and between U.S. Rare Earth Minerals, Inc. (formerly U.S. Natural Nutrients & Minerals, Inc. before name change) (hereinafter referred to as USMN) and M Strata, LLC, a Nevada limited liability company (hereinafter referred to as Owner) (collectively referred to herein also as the "Parties") for the purpose of amending and modifying that certain Agreement between the Parties dated October 26, 2009 ("Agreement") and for clarification purposes to restate the entire agreement and is made with reference to the following facts:

A.	USMN is currently in the business of mining, marketing and selling for human consumption and for agricultural purposes, Calcium Montmorillonite clay (Product).

B.	Owner owns and possesses certain mining claims and rights wherein a high quality, unique type of Product exists ("Mining Claims").

C.
USMN has been conducting mining operations on Mining Claims for the extraction of the Product since October of 2009 pursuant to the Agreement dated October 26, 2009. USMN has selected and designated a particular location on the Mining Claims to develop its mining operation and has obtained the various approvals required to conduct such mining operations at that location from the Bureau of Land Management and all other governmental agencies having jurisdiction over the conduct of the mining activities.

D.
As a result of entering into this Agreement, USMN will obtain significant economic benefits, which are: (i). the previous minimum amount of 40,000 tons required to be purchased annually will be reduced to only 5,200 tons annually, resulting in a reduction of $940,000 minimum yearly payment, and (ii) the term of the Agreement will be extended for an additional five years with an option to extend the term of the Agreement for an additional five years thereafter.

E.
In order to induce Owner to enter into this Agreement and to make the economic changes for the benefit of USMN, USMN has represented to Owner that it can and will make all of the payments for the purchase of Product as set forth in paragraph 2 hereinafter set forth and as otherwise required of it pursuant to the provisions of this Agreement and will provide all of the information necessary on a timely basis in order for Owner to calculate the amounts due to Owner in accordance with the provisions of this Agreement. Owner has agreed to accept and 400,000 shares of 6% Cumulative, Convertible Preferred stock from USMN in lieu of $606,955 currently due Owner.

F.	The Parties desire to mutually amend and modify certain of the provisions of that certain Agreement dated October 26, 2009 and by clarification and for completeness to restate the entire Agreement

NOW THEREFORE in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto do hereby agree as follows:

1. Permission to Mine. Owner hereby grants to USMN permission and consent to mine the Product from certain of the Mining Claims owned and controlled by Owner located at or near Panaca, Nevada. USMN has designated previously the location or locations on the Mining Claims and Owner has agreed to the location and conduct of the mining operation and Owner will continue to provide access to all claims owned and controlled by Owner and USMN shall have the right to mine the Product and remove the Product from the Mining Claims, subject to USMN obtaining all necessary permits and consents required to lawfully mine the Product on the Mining Claims at the cost and expense of USMN. USMN shall be required to comply with all federal, state and local rules, regulations and laws applicable to its mining operation. Failure to do so shall constitute an Operating Default, as provided hereinafter. USMN shall be required to provide liability insurance, workers compensation insurance and automobile coverage and liability insurance for all operations commenced on said mining claims of Owner and such coverage shall name Owner as an additional named insured and provide for direct access to such coverage by Owner. In that regard, USMN shall hold harmless and indemnify to the fullest extent permitted by law, Owner, and all of the members of Owner, from all claims, causes of action, lawsuits, losses, damages, injuries of any kind or nature, arising out of the conduct or activity associated with the mining of the mining claims of Owner including all legal fees and costs incurred by Owner in connection with any such claim or claims. Owner shall be entitled to hire legal counsel of its choice to defend it from any and all of the aforesaid claims, causes of action, losses, lawsuits, or otherwise at the cost and expense of USMN. Such indemnity shall include any claims, causes of action, lawsuits, losses, damages, or injuries, of any kind or nature, made or asserted, by any employee or agent of USMN.

In the event that USMN desires to establish additional or alternative mining operations on other parts of Owner's claims, USMN shall notify Owner of the location it desires to conduct additional or alternative mining operations and Owner shall confirm such location is located on the mining claims owned by Owner and shall consent to such additional or alternative mining operations subject to and conditioned upon USMN obtaining all approvals necessary from the Bureau of Land Management and all other federal, state and local governmental agencies having jurisdiction over such mining operation prior to commencing any such alternative or additional mining operations.

2. Exclusive Right to Mine and Purchase Product. Owner hereby grants to USMN the exclusive right to mine and purchase Product from Owner. Owner agrees it will not sell Product or permit any other person or entity to purchase Product or mine on the claims controlled by Owner other than USMN subject to and conditioned upon USMN paying to Owner an amount which shall be the greater of: (i). the minimum amount annually of $140,400 ("Minimum Amount") payable $2,700 each week commencing on the first Monday after the date that this Agreement is executed by the Parties hereto and continuing on each consecutive Monday thereafter until this Agreement is otherwise modified or cancelled. USMN hereby covenants and agrees that it will not purchase Product from any other source or seller except Product mined from the Mining Claims. In the event that USMN purchases Product from any third parties then will constitute an event of default and Owner shall have the right and power to immediately terminate and cancel this Agreement and all rights granted to USMN granted hereunder. Such Minimum Amount shall be subject to adjustment to changes in the CPI as provided pursuant to the provisions of Paragraph 4 of this Agreement. The first adjustment year shall be November, 2014 using the calculations set forth in said Paragraph 4 hereinafter; or (ii). an amount calculated weekly by multiplying the number of tons of Product actually mined and sold by USMN each week (commencing as provided herein) by $27 per ton (the "Actual Amount"). The amount of $27 per ton shall be referred to from time to time hereinafter as the "Base Amount". The Actual Amount shall be calculated and paid weekly commencing the first Monday after the date that this Agreement is executed by the Parties hereto and continuing on each consecutive Monday thereafter until this Agreement is otherwise modified or cancelled. For example if the weekly mining and sales for a particular week is 2,800 tons then the Actual Amount shall be calculated by multiplying 2,800 times $27 per ton which equals $75,600. Since the Actual Amount is greater than the Minimum Amount then USMN would pay to owner the sum of $75,600 in lieu of the Minimum Amount. The price per ton of $27 which is the Base Amount shall be used to calculate the Actual Amount shall be subject to adjustment to changes in the CPI as provided pursuant to the provisions of Paragraph 4 of this agreement. The first adjustment year shall be November 1, 2014 using the calculations set forth in said paragraph 4 hereinafter and annually thereafter on the first day of November during the term or any extensions of this Agreement.

3. Default. The failure of USMN to make the weekly payments of the greater of the Minimum Amount or the Actual Amount required pursuant to paragraph 2 herein, shall be referred to hereinafter as a "Payment Default". The failure of USMN to comply with any of its other obligations pursuant to the terms of this Agreement shall be referred to hereinafter as an "Operating Default". In the event of a Payment Default, Owner shall provide written notice to USMN by either Federal Express or U.S. Mail of such Payment Default and USMN shall have three (3) days from the receipt of such written notice to cure the default. A Payment Default can only be cured by the payment of all sums due and owing as set forth in the default notice. In the event that USMN fails to cure said Payment Default, then all sums due and owing shall bear interest at the greater of 15% per annum or the maximum amount of interest permitted by the State of Nevada on commercial loans and not consumer loans not to exceed 20% per annum. In the event of an Operating Default, Owner shall provide written notice to USMN by either Federal Express or U.S. Mail of the particulars of such Operating Default and USMN shall have a reasonable amount of time to cure the Operating Default based on the particular circumstances of the actions required to be taken to cure such default, but in any event no longer than 30 days from the date of receipt of such default notice. Fraud by USMN by reason of failure to report accurately the amount of Product sold or shipped from the Mining Claims may not be cured and is grounds for the immediate termination of this Agreement as more particularly provided in paragraph 5 herein. In the event that USMN fails to cure an Operating Default, Owner may cure and bill the amount advanced by Owner to cure said Operating Default and such advance shall bear interest until paid at the greater 15% per annum or the maximum amount of interest permitted by the State of Nevada on commercial loans, and not consumer loans, not to exceed 20% per annum.

Owner shall have the right to terminate and cancel this agreement and all of the rights of USMN hereunder if USMN fails to cure any Payment Default or Operating Default within the cure periods set forth herein.

4. Payment for ProductDuring the term of the Agreement or any extensions of the term of this Agreement, USMN shall pay to Owner, at an address provided by Owner, weekly, either the Minimum Payment or the Actual Payment, as the case may be. USMN shall provide to Owner copies of all invoices, statements and sales receipts and shipping manifests generated by USMN in connection with all sales of Product by USMN to any person or entity and for any reason or purpose including Product used for promotional purposes by USMN. The records of such sales and deliveries, as aforesaid, shall be faxed daily to Owner to afford Owner the ability to calculate the Actual Amount to determine which amount is to be paid by USMN and to provide an invoice for same.

5. Price of Product. USMN shall pay to Owner the sum of twenty-seven dollars ($27) per ton (Base Price) for each ton sold or removed from the Mining Claims, whether or not such Product is sold or given away as complementary to customers of USMN. For example: if USMN sold or removed 5500 tons of Product in any week then USMN would be required to pay Owner, as set forth herein, 5500 x Base Price of $27 per ton = $148,500. The $148,500 would be greater than the Minimum Payment and would constitute the Actual Payment and would then be paid to Owner. The Base Price of $27 per ton for the Product shall be adjusted by a Cost of Living Adjustment (CPI) which shall be calculated as follows: the Base Price as set forth in this paragraph shall be increased if the Consumer Price Index U.S. City Average All Urban Consumers (Index) as published by the United States Department of Labor Statistics for the Los Angeles/Riverside/Orange County, increases over the base period index. The base period Index shall be compared with the Index for the same calendar month for each subsequent year (comparison month). If the Index for any comparison month is higher than the base period Index, then the minimum Base Price for the next year shall be increased by the identical percentage commencing with the next consecutive commencement month. In no event shall the minimum Base Price be less than $27 in the first year or less than any subsequent Base Price adjusted as provided here. It is agreed by the Parties hereto that October 31, 2013 shall be the Base Period Index. By way of illustration only, if the Base Period Index which is October 31, 2013 is (for purposes of this illustration) 100 and is compared to the Index for October 31, 2014 which for illustration purposes only is 103.6), then since the Index for October 31, 2014 is 3.6% higher than the Base Period Index of October 31, 2013, the Base Price for the period commencing November 1, 2014 through October 31, 2015, shall be increased by 3.6% ($27 times 1.036% equals the new Base Price of $27.97; likewise the Index for October 31, 2015 shall be compared with the Index for October 31, 2016 and if the Index increased to 106.5 then the new Base Price would be increased by the difference between the October 31, 2015 Base Price of 103.6 and 106.5 which is 2.9%. So the New Base Price would be $27.97 times 1.029 equals $28.78 and said calculation shall be made annually thereafter for each succeeding year during the term hereof or any extensions.

Should the Bureau discontinue the publication of the above Index, or publish same or less frequently, or alter same in some other manner then Owner shall adopt a substitute index or substitute procedure which reasonably reflects and monitors consumer prices.

6. Term.This Agreement shall be for an initial term of five years. Subject to USMN not being in default at the time of any extension, the initial term of this Agreement may be automatically extended for three consecutive five year terms. All extensions after the initial term hereof shall be in writing and shall be addressed to Owner at its business address and any such extension must be made prior to 180 days prior to the expiration of the initial term hereof or any extension term. In addition to the right of Owner to terminate this agreement in the event of a Payment Default or an Operating Default as provided in paragraph 3 herein, this agreement may be terminated by Owner in the event of any act of fraud, gross negligence or willful misconduct by USMN resulting in damages to Owner in an amount of $25,000 or more. Fraud shall be defined as USMN intentionally failing to report accurately the amount of sales or shipping information in order for Owner to accurately calculate all amounts to be paid to Owner by USMN by the terms of this agreement.

7. Assignment of Agreement and Rights Therein. This Agreement, and the rights and obligations hereunder, shall not be sold, transferred or assigned without the Owner's prior written consent which consent shall not be unreasonably withheld.

8. Notices. Except as otherwise expressly provided herein or by law, any notice or consent or request required or permitted by this Agreement shall be in writing and shall be deemed properly given, served or delivered when it is mailed by U.S. mail addressed to either party or any party at the addressed last provided by such party to be served or as provided by written notice hereafter return receipt requested or by Federal Express.

9. Entire Agreement. This Agreement constitutes the entire Agreement between the parties, supersedes all prior negotiations covering its subject matter which preceded or accompanied its execution. Any promises, representations, statements inducements, terms, or conditions, made to either party by the other party prior to the execution of this Agreement are of no force or effect unless expressly set forth herein.

10. Attorneys Fees. In the event either party shall bring any action against the other party to enforce any provision of this Agreement, then the prevailing party shall be awarded all costs and attorneys fees in connection with such action.

11. Indemnification. USMN shall indemnify and hold harmless Owner, and each of its members, from any and all claims, causes of action, losses, lawsuits, and damages arising out of or in any way related to the operation of its business activities and mining on the Mining Claims of Owner including without limitation any and all legal fees and costs incurred by Owner in connection with any claim, loss, damages, lawsuits or the like. Owner shall have the right to employ attorneys as determined by Owner to represent Owner's interests at the sole cost and expense of USMN.

12. Jurisdiction. This Agreement shall be deemed to have been entered into in the State of Nevada. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in Las Vegas, Nevada, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts in the State of Nevada) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Each party hereto (including its affiliates, agents, officers, directors and employees) hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The internal laws of the State of Nevada shall be applied to all matters.

13. Covenant of Non-Competition.As a material part of the consideration of Owner entering into this contract, USMN covenants and agrees that in the event it, or any of its employees, locates any other areas containing Calcium Montmorillonite they shall immediately advise Owner of such existence and the exact location of same so that Owner shall be able to claim same for Owner and not for the benefit of USMN. USMN acknowledges and agrees that all locations of Calcium Montmorillonite shall belong to Owner and not to USMN and USMN shall immediately notify Owner of the existence of the Calcium Montmorillonite so that Owner may file a mining claim to same. In the event that USMN or any of its employees records a mining claim for Calcium Montmorillonite in contravention of this Agreement, then such mining claim shall be for the benefit of Owner and the failure of USMN or any of its employees to disclose that they have filed a mining claim on behalf of themselves or for the benefit of others or has provided such information to others so as to enable them to claim such Calcium Montmorillonite as a separate mining claim shall be deemed an act of fraud pursuant to this Agreement and USMN shall be liable to Owner and their heirs, successors and assigns for all damages caused thereby including punitive damages and the termination of this Agreement for fraud as provided herein. Notwithstanding the foregoing, USMN or its employees covenants and agrees that they will not obtain for themselves or any other person or entity any mining claim for Montmorillonite within a 500 mile radius of Panaca, Nevada for a period of five (5) years from the expiration (including all extensions) or sooner termination of this Agreement. The Agreements set forth in this paragraph 12 other than the covenant regarding mining claims set forth in the prior sentence shall remain in full force and effect for a period of five (5) years after the expiration or sooner termination of this Agreement.

14. Representation of Authority. Both Owner and USMN warrant and represent that the persons signing on their respective behalves below have the requisite power and authority to sign on behalf of the respective entity and bind each accordingly.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on December 9, 2013.

"USMN"		"Owner"
US Rare Earth Minerals, Inc.		M Strata, LLC
By	/s/ Michael Tague	By
	Michael Tague, Chief Financial Officer	Manager